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Exhibit 99.8

Consent of Director Nominee

        I hereby consent to the use of my name, disclosure regarding my agreement to join the Board of Directors of KHI Parent, Inc. (the "Parent") upon the consummation of the merger of Harman International Industries, Incorporated with KHI Merger Sub Inc., a wholly owned subsidiary of Parent, and the disclosure of my biographical information included under the heading "Control and Management of Parent" and elsewhere in the Parent's Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about June 19, 2007, and in all amendments or supplements thereto.

/s/ ADRIAN JONES Adrian Jones

Dated: June 19, 2007

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  Exhibit 99.8
Consent of Director Nominee